EXHIBIT 3.8


                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                               WESTWOOD ONE, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

                          ____________________________


     THE UNDERSIGNED, being an authorized officer of Westwood One, Inc. (the "Company"), hereby certifies that:

     FIRST: The name of the Company is Westwood One, Inc.

     SECOND: The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 21, 1985.

     THIRD: The fifth sentence of Article Eighth, "Directors elected by holders of Common Stock pursuant to paragraph (a) of Section 2 of Article Fourth shall be members of Class III.", shall be deleted in its entirety.

     FOURTH: The foregoing amendment of Article Eighth has been authorized and approved by stockholders of the Company, entitled to vote and representing a majority of the voting power, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the Company's amended Certificate of Incorporation.

     FIFTH: This Certificate of Amendment shall be effective upon its filing with the Sectary of State of Delaware.

     IN WITNESS WHEREOF, Westwood One, Inc. has caused this certificate to be signed by Gary J. Yusko, its Secretary, this 23rd day of July 2002.

                                                  WESTWOOD ONE, INC.



                                                  By: /S/ Gary J. Yusko
                                                      -----------------
                                                  Name:    Gary J. Yusko
                                                  Title:   Senior Vice President